UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CARDINAL BANKSHARES CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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[Cardinal Bankshares Corporation letterhead]

May 9, 2012

Credibility MATTERS

Can you trust WHAT the Schaller Coalition says … in its material???

You be the Judge.

Dear Shareholder:

By now you have probably received the Schaller Coalition’s May 4th letter.

Rest assured that we are not going to respond to each & every misleading statement in it; THAT would take (& waste) far too much of your time.

However, we will ask you to consider these TWO very serious matters:

1)	The Schaller Coalition says Mr. Schaller did not seek “advice or other input from Mr. Logue regarding Mr. Schaller’s proposed activities or communications with respect to the Company.”

THAT statement is simply NOT true. One example we have which directly contradicts this statement is an email (with attachment) from Mr. Schaller to Mr. Logue at 3:56 p.m. on December 28, 2011. We have copies of other emails sent from Mr. Schaller to Mr. Logue as well. We suspect that Mr. Schaller thought ALL of those old emails were deleted; oops!

2)	The Schaller Coalition says discussions between Mr. Houston and Mr. Logue were “known to Mr. Moore during the times they were occurring.”

Once again, simply NOT true. None of these discussions were known by ANY board member (INCLUDING Mr. Moore) OR authorized by ANY of us. In fact, we had actually passed on an opportunity to negotiate a deal with Mr. Houston BEFORE Mr. Logue was even hired. As far as we were concerned, that WAS, and SHOULD HAVE BEEN, the END of it.

We suggest that you SERIOUSLY consider these and other facts that we have pointed out to you BEFORE you hand the keys to our BANK … over to Mr. Schaller and his Coalition. We believe CREDIBILITY MATTERS in running a community bank

Additionally, the Coalition says: “Because the Partnership (i.e. Schaller Equity Partners) was willing to shoulder the principal financial burden of this endeavor we finally had the opportunity to act…”

Well WE say “He who pays the piper, calls the tune” and Mr. Schaller IS (and WILL BE) calling the tune IF … you let him.

We have also included a reprint of a letter from Mr. Kendall Clay (one of Cardinal’s longtime shareholders); the management & Board of Cardinal Bankshares believe his message … is worth hearing.

Enclosed you will find another “WHITE” proxy. We again ask you to please sign, date and return the “WHITE” proxy today even if you have already voted. If you are a “Street” shareholder you may also cast your vote via the internet or telephone. You are also urged to discard any gold proxy that you receive from the Schaller Coalition.

Remember, we continue to believe supporting your current Board & management team is the RIGHT decision; allowing Mr. Schaller to takeover our Board and then … sell our Bank, is the WRONG one.

We thank you (yet again) for your past & continued support,

Sincerely,

/s/ Dr. Joseph Howard Conduff, Jr.	/s/ William R. Gardner, Jr.	/s/ Kevin D. Mitchell

/s/ Ronald Leon Moore	/s/ Michael D. Larrowe	/s/ G. Harris Warner, Jr.

Additional Information and Where To Find It

This letter is solicitation material in respect of the matters to be considered at the 2012 Annual Meeting of Shareholders. On April 12, 2012, Cardinal Bankshares Corporation (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and has mailed the definitive proxy statement to the Company’s shareholders. On May 3, 2012, the Company filed with the SEC a supplement to the definitive proxy statement. WE URGE SHAREHOLDERS AND INVESTORS TO READ THE PROXY STATEMENT AND SUPPLEMENT ALONG WITH ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, the supplement and other related documents filed by the Company may be obtained at the SEC’s website at www.sec.gov. The Company’s proxy statement and other related documents may also be obtained by contacting the Company’s Corporate Secretary at Cardinal Bankshares Corporation, 101 Jacksonville Circle, P. O. Box 215, Floyd, Virginia 24091.

Participants in Solicitation

A listing of persons who are participants in the solicitation and certain information concerning such persons is set forth in the Company’s definitive proxy statement filed with the SEC on April 12, 2012, which may be obtained through the website maintained by the SEC at www.sec.gov.

2

April 30, 2012

In re:	Cardinal Bankshares Corporation
Letter to Shareholders

Regardless of the outcome, a proxy fight is never good for the company and could even result in the sale of a good community citizen. The original proposal by the Schaller Group of a sale of Cardinal Bankshares and the current proposal of electing the Schaller nominees both expose shareholders to a risk of the sale of Cardinal Bankshares either by direct action or as an unintended consequence. In the New River Valley the banks that have chosen to remain independent rather than pursue the elusive benefit to shareholders from a sale have remained strong and serve the needs of the community—all of which benefits shareholders. Shareholders can avoid the risk of a strategy which was first to sell the company but now is purported to be to elect some directors. This risk can be avoided by the re-election of directors who have a proven record of working to maintain the Bank of Floyd as an independent bank. Maintaining the independence of the company is far more important to shareholders than is the vindication of any personal dispute that may exist between a shareholder and current management.

The press release of Schaller Equity Partners dated February 28, 2012, denies that it is their intent to cause the sale of Cardinal Bankshares Corporation. However, this expression of intent must be evaluated in light of the open letter to shareholders dated September 29, 2011, in which the Schaller Group recommended that the company be sold to a larger institution. Therefore, it is only reasonable to evaluate whether the current declared motive is a temporary motive which would quickly disappear if the Schaller nominees were elected. Shareholders must also consider the fact that even an unintended consequence of an election of the Schaller nominees would destabilize the management and oversight of the bank operations leading to a forced sale.

In evaluating the letter of February 28, 2012, it is also important to keep in mind that the Schaller nominees are proposed by an owner of a 9.8% equity interest in Cardinal Bankshares purchased because it was believed to be a bargain price and they could benefit from acquiring an equity interest and a subsequent sale at hopefully a higher price. The disclosed reasons for the purchase was Mr. Schaller’s perception that the market price of the stock did not reflect its true value, that the company had excess capital and that there was more opportunity for growth of the bank than was pursued by current management.

The assertion that management has failed to take advantage of opportunities for the growth of the Bank ignores the fact that in recent years Cardinal Bankshares has established locations in Roanoke, Salem and the New River Valley which was possible because the bank was well capitalized and the expansion into these contiguous markets did present the opportunity for growth which could provide additional profits to shareholders. The lesson learned in the New River Valley from the sale of the former FNB Corporation is that the sale of a locally owned financial institution is adverse to the employees, the community and the shareholders.

We need only to look at the effect on the employees, the community and the shareholders of the former FNB Corporation to see that a suggestion that Cardinal Bankshares should be sold is unlikely to be in the best interest of any of these groups.

In recent years Cardinal Bankshares has established locations in Roanoke, Salem and the New River Valley to be positioned to more effectively use the capital of the company to profit shareholders. This is a workable strategy made possible by the strong capital position of the company and the strategy can best be evaluated after there is sufficient time for the branches to grow in those markets and for management and the Board of Directors to fully implement policies and procedures that will achieve both the desired growth and the increase in profits for shareholders. The expansion into other markets which has been achieved is possible because of the strong capital position of the company based upon prior performance under the leadership of the current directors and management.

Recommendations from shareholders that have a sound economic basis should not be ignored and since the suggestions by Mr. Schaller have already been implemented, there is no logical basis for concluding that they have been ignored and that management changes are necessary to pursue these strategies. Cardinal Bankshares is in a transition period because of the inevitable retirement of Leon Moore who has served the corporation for 24 years. Finding a replacement CEO is challenging and the fact that the first effort at finding a CEO to come to the corporation was not effective is not an indictment of the Board. Rather the Board should be commended for its early recognition of what they perceived to be a mistake and to make another choice. Mike Larrowe has extensive experience as an accountant providing advice to a number of community banks who have benefited greatly from that advice. He is uniquely prepared for the challenges of providing leadership during this transition period. The suggestion that Mr. Moore should step down during the transition period is not well reasoned. Any change in leadership destabilizes the corporation and exposes the shareholders to unnecessary risk inherent in the sale of the company or in a wholesale change of directors. The suggestion of a sale in the current market, especially when there is no known purchaser, exposes the shareholders to a sale at what even Mr. Schaller concedes is a bargain price for the stock and decreases the probability that shareholders will ever reap the benefit of their continued investment in the company. An even greater concern is the fact that suggestions offered by the Schaller Group do not reflect the wisdom essential to the effective management of the company, but instead reflect a desire to replace current directors and management with an inexperienced group.

Shareholders should also consider the consequence of re-electing the directors proposed by the Board of Directors compared to the election of the Schaller nominees. The Schaller nominees are recommended by a shareholder group that owns a 9.8% in Cardinal Bankshares. The Board of Directors nominees are offered by a Board of Directors elected by the shareholders who represent 90.2% of the shares of the corporation (this figure is used because the number of shares owned by the Schaller nominees is not available). The cost incurred by the Schaller nominees in seeking to become directors is being supported by the Schaller Group. It is only reasonable to accept as a fact that the influence of the Schaller Group will not end at the election of directors. In contrast, the expenses incurred by the Board of Directors nominees is born by all shareholders whose loyalty after the election will be to all shareholders.

Anyone who knows the Schaller nominees must respect the achievements of each of those individuals and their abilities. That statement is equally true with regard to the persons who currently serve as directors of Cardinal Bankshares. The important difference is that the current directors have a combined 99 years serving as Bank Directors and proven ability to provide oversight and direction which is essential to effectively assist management in providing direction for the company. It is unreasonable to believe that the Schaller nominees will be equipped with the knowledge and skills essential to serving effectively as a director in face of the challenges of effectively providing oversight during the transition in leadership in the company which is inevitable.

Adding additional talent and skills to a Board of Directors is always desirable. However, a wholesale change in the Board that is supported by a shareholder that has heretofore advocated selling the bank is unlikely to be in the best interest of shareholders. Although the Schaller Group states that it is not their current plan to cause a sale of Cardinal Bankshares, that is not the strategy disclosed in the open letter to shareholders dated September 29, 2011. Again, the objective of the Schaller Group must be judged by all disclosures and the fact that it has heretofore advocated the sale of the bank should not be ignored.

Mr. Schaller’s open letter does serve to remind the Board of Directors that shareholders have an intense interest in the strategies that are pursued to increase the value of the shareholder investment in the institution. Shareholders are interested in the selection of senior officers to provide leadership into the future. The current Board of Directors is to be commended for its selection of Mike Larrowe as President and apparent successor to accept the leadership responsibilities for the future. Leon Moore is to be commended for guiding the institution and providing to the Bank of Floyd stability that comes from the long tenure of the Chief Executive Officer. The current Board of Directors has provided leadership that has guided this community bank through the recent challenges faced by community banks and has positioned the company for meeting the opportunities of additional growth as the bank serves the needs of the community, the bank customer and provides opportunities for continued employment of a capable staff.

A wholesale change in directors for Cardinal Bankshares would likely create a set of circumstances that would leave no reasonable alternative except a sale of the corporation. Shareholders should not risk the loss of Cardinal Bankshares to satisfy the desire of a 9.8% shareholder who purchased its stock because it was a bargain and was offended because shareholders would not approve a proposed sale of the bank to satisfy a profit motive of that shareholder. The Schaller Group seeks to elect the Schaller nominees while denying any current intent of selling the company although it had previously advocated that sale. Election of the Schaller nominees risks forever losing this community bank.

Respectfully,

/s/ KENDALL O. CLAY
KENDALL O. CLAY, Shareholder

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